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FOR IMMEDIATE RELEASE                       FOR MORE INFORMATION CONTACT
                                            Baxter Healthcare Corporation
                                            Mary Thomas,
                                            Media Relations
                                            (847) 948-2815

                                            Jessica Fisher
                                            Investor Relations
                                            (847) 948-4639

                                            Possis Medical, Inc.
                                            Robert G. Dutcher
                                            President and CEO
                                            (612) 550-1010


             BAXTER AND POSSIS ENTER INTO ALLIANCE FOR DISTRIBUTION
                OF POSSIS SYNTHETIC CORONARY ARTERY BYPASS GRAFT


     DEERFIELD, IL and MINNEAPOLIS, MN (March 20, 1996) -- Baxter Healthcare Corporation and Possis Medical, Inc. (Nasdaq-NNM: POSS) announced today that they have entered into an exclusive alliance under which Baxter will distribute worldwide a synthetic graft, which is manufactured by Possis, that is designed to replace the use of a patient's own vessels in coronary bypass surgery. Baxter will provide Possis with an initial cash payment and additional cash payments over the next three years to partially fund ongoing clinical trials.

     "There is a significant unmet clinical need for a synthetic coronary artery graft in the treatment of late-stage cardiovascular disease," said Mike Mussallem, group vice president of Baxter's cardiovascular business. "More than 500,000 coronary bypass surgeries are performed worldwide each year. Most of these surgeries involve the replacement of multiple vessels. Unfortunately, patients who require repeat surgery often lack sufficient native vessels. We expect the Possis graft, which is called the Perma-Flow Coronary Bypass Graft, to be particularly useful for these patients and for emergency bypass surgery," Mussallem added.

     Mussallem said that many synthetic grafts have been developed in the past with little success. The Perma-Flow Graft, however, incorporates a patented design that allows blood to flow through the graft more quickly and is believed to prevent the formation of blood clots and other blockages. Possis noted that there have been no reports of device-related complications associated with any of the nearly 100 clinical implants worldwide to date. The Perma-Flow Graft currently is the only synthetic coronary artery graft in clinical trials in the

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United States,  being conducted under an investigation device exemption approved by the U.S. Food and Drug Administration.

     "We believe that the clinical utility and safety of the Perma-Flow Graft will be clearly demonstrated in the current U.S. study and through its use in
Europe," said Robert Dutcher, president and chief executive officer of Possis Medical. "Our alliance with Baxter, a recognized leader in the treatment of late-stage cardiovascular disease, will provide Possis with immediate worldwide access to an experienced cardiovascular surgery sales and marketing organization. We also expect to benefit from Baxter's reputation for quality and clinical excellence in the implantable field," Dutcher added.

     Strong interest for the product was generated by Dr. Robert W. Emery of the Minneapolis Heart Institute when he presented positive North American clinical findings at the Society of Thoracic Surgeons meeting in January. According to Dr. Emery, principal investigator and the first surgeon to implant the product, "The Perma-Flow Graft will be a valuable addition to cardiovascular surgeons as a tool for maximizing the benefits of coronary bypass surgery."

     Both companies noted that use of the Perma-Flow Graft could play an important role in the development of less invasive coronary artery bypass surgical procedures. This could allow an off-the-shelf graft for use in these procedures, and could even further minimize the costly and painful invasive surgery currently required to remove veins from the patient.

     Possis Medical, Inc. develops, manufactures and markets innovative medical products that assist surgeons and interventionalists in treating cardiovascular or vascular disease or conditions requiring vascular intervention.

     Baxter's CardioVascular Group, based in Irvine, California, develops, manufactures and markets a complete line of products used in the treatment of late-stage cardiovascular disease. Baxter Healthcare Corporation is the principal domestic operating subsidiary of Baxter International Inc. Through its subsidiaries, Baxter is the leading manufacturer and marketer of health-care products and services to health-care providers worldwide. The company concentrates research and development programs in biotechnology, cardiovascular medicine, renal therapy and related medical fields.

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